EXHIBIT 99.1

JOINT FILING AGREEMENT

Pursuant to Rule 13d-1(k)(1) of Regulation 13D-G of the General Rules and Regulations under the Securities Exchange Act of 1934, the undersigned agree that the statement to which this Exhibit is attached is filed on behalf of each of the undersigned.

Date:  April 3, 2014

/s/ HAIM TSUFF
Haim Tsuff, on behalf of himself, and as attorney-in-fact for:

NAPHTHA HOLDING LTD.*
NAPHTHA ISRAEL PETROLEUM CORPORATION LTD.*
I.O.C. ISRAEL OIL COMPANY, LTD.*
ISRAMCO OIL & GAS LTD.*
ISRAMCO NEGEV 2 LP*
J.O.E.L. JERUSALEM OIL EXPLORATION LTD.*
EQUITAL LTD.*
YHK INVESTMENT LP*
YHK GENERAL MANAGER LTD.*
UNITED KINGSWAY LTD.*

 * The power of attorney authorizing the above named individual to act on behalf of each of the foregoing Reporting Persons is attached as Exhibit 99.2.